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                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement on Form S-4 and Prospectus of First Merchants Corporation, relating to the issuance of securities in the proposed merger of Anderson Community Bank into Pendleton Banking Company (to be renamed The Madison Community Bank), a wholly owned subsidiary of First Merchants Corporation, of our report, dated January 23, 1998 on the consolidated financial statements of First Merchants Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997. We also consent to the reference to our firm appearing under the headings "Selected Financial Data" and "Experts" in the Prospectus.



Olive LLP
January 4, 1999
Indianapolis, Indiana


                                 Ex. 23(a)-1